Exhibit 1.5

ASSIGNMENT AND ASSUMPTION OF

TERM LOAN NOTE

THIS ASSIGNMENT AND ASSUMPTION OF TERM LOAN NOTE (this “Assignment”) is entered into as of February 14, 2025, by BMO Bank N.A. (f/k/a BMO Harris Bank N.A.) (“Assignor”), in favor of Bank of Montreal (“Assignee”), and is consented to by Twin Disc, Incorporated, a Wisconsin corporation (“Borrower”).

RECITALS

A.       Assignor holds an Amended and Restated Revolving Term Note, dated March 4, 2019, from Borrower in the principal amount of Twenty Million Dollars ($20,000,000) (the “Note”), a copy of which is attached hereto as Exhibit A, which was executed and delivered to Bank pursuant to that certain Credit Agreement, dated June 29, 2018, by and among Borrower, Assignor and the lenders party thereto (the “2018 Credit Agreement”);

B.       Contemporaneously herewith, Assignee will refinance the credit facilities extended by Assignor to Borrower under the 2018 Credit Agreement, and finance additional credit facilities, including from the Closing Date until the consummation of the Kobelt Amalgamation, Twin Disc Canada Holdings Ltd., a company incorporated under the laws of British Columbia and immediately after giving effect to the Kobelt Acquisition and the Kobelt Amalgamation, Kobelt Manufacturing Co. Ltd., a company amalgamated under the laws of British Columbia as a result of the Kobelt Amalgamation (“Canadian Borrower”), as an additional Borrower thereunder, pursuant to that certain Credit Agreement, dated as of the date hereof, by and between Assignee and Borrower (the “2025 Credit Agreement”);

C.         Assignor desires to assign to Assignee all of its right, title, benefits and obligations in, to and under the Note, and Assignee desires to accept such assignment.

NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated herein and made a part hereof, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.           Assignment and Assumption. Assignor hereby assigns to Assignee, and Assignee hereby assumes from Assignor, all of Assignor’s rights and obligations in, to and under the Note. The assignment set forth in this Section 1 shall be without recourse to or representation or warranty (except as expressly provided in this Assignment, in the other documents executed in connection with this Assignment, or in the Note, as assigned) by Assignor.

2.           Assumption by Assignee. Assignee hereby assumes all of Assignor’s rights, title, benefits and obligations in, to and under the Note.

3.         No Termination. The parties hereto acknowledge and agree that notwithstanding any terms or conditions contained in the Note to the contrary, neither this Assignment, nor any other assignment, amendment or restatement of any other Loan Document (as defined in the 2025 Credit Agreement), shall trigger a termination of the Note.

4.         No Novation. It is the intention of the parties hereto that this Assignment not constitute a novation of the obligations under the Note and that, from and after the date hereof, the Note shall be amended hereby and all references herein to “hereunder,” “hereof,” or words of like import and all references in any Loan Documents or any documents entered into in connection therewith to the “Note” or words of like import shall mean and be a reference to the Note as assigned hereby as and as hereafter amended, supplemented, restated or renewed.

5.         Ratification. As hereby assigned, the Note and all representations and warranties provided therein are hereby ratified, approved and confirmed in all respects.

6.         Conflict. In the event of a conflict between the terms and conditions of this Assignment and the terms and conditions of the Note, the terms and conditions of this Assignment shall control.

7.         Counterparts. This Assignment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8.         Capitalized Terms. Capitalized terms used but not otherwise defined in this Assignment shall have the definitions given said terms in the 2025 Credit Agreement.

9.         Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin without regard to its conflicts of law principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the date first above written.

ASSIGNOR: BMO BANK N.A. By:__________________________________ Name: Mark Czarnecki Title: Senior Vice President

ASSIGNEE:

BANK OF MONTREAL

By:__________________________________

Name: Mark Czarnecki

Title: Senior Vice President

By:__________________________________

Name: Helen Alvarez-Hernandez

Title: Managing Director

Consented to by BORROWER: TWIN DISC, INCORPORATED By:__________________________________ Name: Jeffrey S. Knutson Title: Vice President – Finance and Chief Financial Officer

[Signature Page to Assignment and Assumption of Term Loan Note]

Exhibit A

Copy of 2019 Term Loan Note

See attached.

[Exhibit A to Assignment and Assumption of Term Loan Note]